                                    Exhibit 10.2

CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of the 22nd day of September, 2020, by and between Lawrance McAfee (“Consultant”) and U.S. Physical Therapy, Inc. (“USPh”) and its affiliated clinics (collectively “Company”).
                                                       RECITALS
A.	Consultant has served as the Company’s Chief Financial Officer for many years, and is retiring from that role effective as of November 9, 2020;
B.
Consultant shall continue to be employed by the Company until December 8, 2020, and thereafter Company wishes to retain the independent services of the Consultant in order to have access to Consultant’s expertise and experience, on an as-needed basis, in connection with the Company’s completion of its annual audit and other financial and financial reporting related matters; and

C. Consultant has agreed to render consulting services to the Company on the terms and conditions stated herein.
NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1. Services.  The Company engages Consultant to perform consulting services, on an as-needed basis, as requested from time to time by the Company’s Chief Executive Officer or the Company’s Chief Financial Officer.
2. Term of Agreement.  The term of this Agreement shall be for a six (6) month period commencing on December 9, 2020, and ending June 9, 2021 (“Term”).  The parties may renew the Term by mutual agreement.
3. Consulting Fees.  The Consulting Fees for the Consultant’s services shall be paid at the rate of $245 per hour.  Consultant shall provide a written invoice on a bi-weekly basis, setting forth a description of the work performed and the associated hours.
4. Taxes.  Consultant acknowledges and agrees that, except as otherwise required by law, the Company will not withhold or deduct any federal, state, or local income taxes or unemployment insurance or social security taxes (collectively, “Taxes”) from payments made to Consultant hereunder.  Consultant shall report and pay directly all Taxes accruing as a result of payments made to Consultant under this Agreement.  Consultant shall indemnify, defend and hold the Company and its directors, officers, affiliates, agents, employees, successors and assigns, harmless from and against any and all liabilities, obligations, claims, penalties, fines or losses, including reasonable attorneys’ fees and costs, resulting from or in any way related to Consultant’s failure to pay any Taxes.
5. Employment Agreement.  Company and Consultant agree that nothing herein shall have any impact on any of the rights or obligations set forth in Consultant’s Employment Agreement with the Company, including those rights and obligations that extend beyond the termination of employment.
                      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

LAWRANCE MCAFEE:                                                COMPANY:
U.S. PHYSICAL THERAPY, INC.

/s/ Lawrance McAfee                                                       By: /s/ Christopher Reading
     Lawrance McAfee                                                                   Christopher Reading, CEO